NEWS RELEASE

Investor/Media Contact:
Thomas B. Testa, 973-515-1885
Email: IR@gentek-global.com

GenTek Inc Reports Second Quarter 2008 Results

PARSIPPANY, N.J., August 8, 2008 – GenTek Inc. (NASDAQ: GETI) today announced results for the second quarter ended June 30, 2008. For the second quarter of 2008, GenTek had revenues totaling $161.9 million and operating profit of $13.4 million, after a $0.2 million gain on disposition of long term assets, and a $0.5 million restructuring charge. This compares to revenues of $159.5 million and operating profit of $13.2 million in the prior-year period, after restructuring charges net of pension curtailments of $1.4 million. Strong revenue and operating profit results in the performance chemicals segment were offset by weakness in the valve actuation systems segment and the industrial wire market. The Company recorded income from continuing operations of $8.3 million, or $0.76 per diluted share, compared to income from continuing operations of $4.7 million, or $0.40 per diluted share, in the second quarter of 2007.

For the six months ended June 30, 2008, GenTek had revenues totaling $313.2 million and operating profit of $20.2 million. This compares to revenues of $314.4 million and operating profit of $27.3 million for 2007. The shortfall in operating profit was primarily due to reduced sales in the valve actuation systems segment driven by the continued downturn in the North American automotive market. The Company had income from continuing operations of $9.7 million, or $0.88 per diluted share in 2008, compared to income from continuing operations of $9.1 million, or $0.78 per diluted share, in the comparable prior-year period.

The Company had $7.3 million of cash and $243.5 million of debt outstanding as of June 30, 2008. The total debt outstanding includes a $4.8 million balance under its revolving credit facility.

For the second quarter of 2008, adjusted EBITDA was $22.1 million which was down $1.8 million from the prior year. Adjusted EBITDA in the quarter was impacted by the valve actuation systems segment resulting from weakness in automotive market demand which more than offset continued strength in the performance chemicals segment.

For the six months ended June 30, 2008, adjusted EBITDA was $39.4 million which is down $7.8 million from the prior-year period. Year to date adjusted EBITDA was driven primarily by the valve actuation systems segment resulting from the continued downturn in the North American automotive market.

“We are very pleased with the improvements in Performance Chemicals operating results during the quarter, which we expect to improve in the second half of 2008. While the valve actuation business continues to see softness driven by North American automotive and light truck market conditions, we have begun steps during the quarter to reduce the overhead costs of this business to more closely align with North American market trends. At the same time, we continue to vigorously invest in people and capital to drive new business awards in Europe, South America and North America, beginning in 2009.” said William E. Redmond, Jr. GenTek’s President and CEO.

Adjusted EBITDA

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. In addition, the Company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

About GenTek Inc.
GenTek provides specialty inorganic chemical products and valve actuation systems and components for automotive and heavy duty/commercial engines. GenTek operates over 50 manufacturing facilities and technical centers and has approximately 1,500 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, and heavy equipment, in addition to global energy companies and water treatment facilities. Additional information about the Company is available at www.gentek-global.com.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

				Schedule 1
	GenTek Inc.
Consolidated Statement of Operations
(In Millions except per share amounts)(1)
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenues	$161.9	$159.5	$313.2	$314.4
Cost of sales	135.3	131.5	265.1	259.4
Selling, general and administrative expense	12.9	13.3	25.8	25.6
(Gains) losses on disposition of long-term assets	(0.2)	—	1.7	—
Restructuring and impairment charges	0.5	1.6	0.5	2.9
Pension curtailment and settlement (gains)/losses	—	(0.1)	—	(0.7)

Operating profit	13.4	13.2	20.2	27.3
Interest expense, net	4.0	5.5	8.2	12.0
Other (income)/expense, net	(0.3)	(0.2)	(0.4)	(0.2)

Income from continuing operations before income taxes	9.6	7.9	12.4	15.5
Income tax provision	1.3	3.3	2.7	6.4

Income/(loss) from continuing operations	8.3	4.7	9.7	9.1
Income/(loss) from discontinued operations (net of tax benefit)	—	0.4	—	(7.3)

Net income/(loss)	$8.3	$5.0	$9.7	$1.8

Weighted average common shares	10.0	10.3	10.1	10.3
Weighted average common and equivalent shares	11.0	11.7	11.0	11.6
Income/(loss) per common share — basic:
Income/(loss) from continuing operations	$0.83	$0.45	$0.96	$0.89
Income/(loss) from discontinued operations	—	0.04	—	(0.71)

Net income/(loss)	$0.83	$0.49	$0.96	$0.17

Income/(loss) per common share — assuming dilution:
Income/(loss) from continuing operations	$0.76	$0.40	$0.88	$0.78
Income/(loss) from discontinued operations	—	0.03	—	(0.63)

Net income/(loss)	$0.76	$0.43	$0.88	$0.15

(1) Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months		Six Months
	ended		ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$8.3	$5.0	$9.7	$1.8
Restructuring and impairment charges	0.5	1.6	0.5	2.9
Pension curtailment and settlement (gains)/losses	—	(0.1)	—	(0.7)
(Gains)/losses on disposition of long-term assets	(0.2)	—	1.7	—
Income tax	1.3	3.3	2.7	6.4
Net interest	4.0	5.5	8.2	12.0
Depreciation & amortization (1)	8.2	9.0	16.6	17.5
(Income)/loss from discontinued operations	—	(0.4)	—	7.3

Adjusted EBITDA	$22.1	$23.9	$39.4	$47.2

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.